UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-14a-12

ROCK-TENN COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 23, 2003

To our Shareholders:

       It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 23, 2004 at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will start at 9:00 a.m., local time.

       On the ballot at this year’s annual meeting are our proposals to elect five directors to our board of directors and to adopt and approve an amendment to the Rock-Tenn Company 1993 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of our Class A Common Stock available for purchase under the plan. A representative of Ernst & Young LLP, our independent auditors, will be at the annual meeting and will have the opportunity to make a statement, if so desired, and will be available to respond to questions.

       Please complete, sign and return your proxy in the enclosed envelope or follow the other voting procedures described in the proxy statement as soon as possible to ensure that your shares will be represented and voted at the annual meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 23, 2004

TIME:	9:00 a.m., local time on Friday, January 23, 2004
PLACE:	Northeast Atlanta Hilton at Peachtree Corners 5993 Peachtree Industrial Boulevard Norcross, Georgia 30092
ITEMS OF BUSINESS:	(1) To elect five directors.
(2) To adopt and approve an amendment to the Rock-Tenn Company 1993 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of our Class A Common Stock available for purchase under the plan.
(3) To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on December 4, 2003.
ANNUAL REPORT:	A copy of our Annual Report is enclosed.
DATE OF NOTICE:	December 23, 2003.
DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about December 23, 2003.

ROCK-TENN COMPANY

504 Thrasher Street
Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 23, 2004

ABOUT THE MEETING

Who is furnishing this proxy statement?

      This proxy statement is being furnished to our shareholders by our board of directors in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 23, 2004.

What am I voting on?

      You will be voting on each of the following:

•	To elect five directors.

•	To adopt and approve an amendment to the Rock-Tenn Company 1993 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of our Class A Common Stock available for purchase under the plan. Sometimes in this proxy statement we refer to the amendment to the Rock-Tenn Company 1993 Employee Stock Purchase Plan as the “Purchase Plan Amendment.”

•	To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

      As of the date of this proxy statement, the board of directors knows of no other matter that will be brought before the annual meeting.

      You may not cumulate your votes for any matter being voted on at the annual meeting and you are not entitled to appraisal or dissenters’ rights.

Who can vote?

      You may vote if you owned Class A Common Stock as of the close of business on December 4, 2003, the record date for the annual meeting of shareholders. As of December 4, 2003, there were 35,040,870 shares of Class A Common Stock outstanding. Sometimes in this proxy statement we refer to the Class A Common Stock as the “Common Stock.”

What if my certificates represent Class B Common Stock?

      Each share of Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Without any action required on the part of holders of Class B Common Stock, each certificate that represented shares of Class B Common Stock now represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted.

How do I vote?

      You have four voting options. You may vote using one of the following methods:

•	Over the Internet at the address shown on your proxy card. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone through the number shown on your proxy card.

•	By completing, signing and returning the enclosed proxy.

•	By attending the annual meeting and voting in person.

      If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes. Please follow the directions on your proxy card carefully.

Can I vote at the annual meeting?

      You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

      If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

      It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank, Atlanta, Mail Code 258, P.O. Box 4625 Atlanta, Georgia 30302, and may be reached at 1-800-568-3476.

What if I return my proxy but do not provide voting instructions?

      If you sign and return your proxy but do not include voting instructions, your proxy will be voted FOR the election of the five nominee directors named on pages 4 and 5 of this proxy statement and FOR the Purchase Plan Amendment.

Can I change my mind after I vote?

      You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., E.T., on January 22, 2004.

•	Giving written notice to the Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

      You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

      In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of December 4, 2003 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

      The five nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to adopt and approve the Purchase Plan Amendment?

      To adopt and approve the Purchase Plan Amendment, the “yes” votes cast at the annual meeting must exceed the “no” votes cast at the annual meeting. If you do not vote in person or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes at the annual meeting.

How many votes are needed for other matters?

      To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

      Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the election of directors. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. However, the adoption and approval of the Purchase Plan Amendment is not considered a “routine” matter under the NYSE rules. Accordingly, a brokerage firm may not vote your shares on this matter without specific instructions from you, and in the absence of instructions, your shares will count as present at the annual meeting for purposes of establishing a quorum but will not count as “yes” or “no” votes with respect to the proposals to adopt and approve the Purchase Plan Amendment. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes, but will not count as “yes” votes or “no” votes on any matter voted on at the annual meeting. These are referred to as broker non-votes.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

      Our board of directors currently has 11 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on January 23, 2004, five nominees for director are to be elected to serve on our board of directors. Four of the nominees will be elected to serve until the annual meeting in 2007, or until their successors are qualified and elected. One of the nominees will be elected to serve until the annual meeting in 2006, or until his successor is qualified and elected. Our directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected. Our board is authorized to increase the size of the board and is authorized to fill the vacancies created by this increase. Any such directors elected by the board in this manner will stand for re-election at the next annual meeting of shareholders after their election even if that class of directors is not subject to election in that year.

      We do not believe that any of the nominees for director will be unwilling or unable to serve as director. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

      In no event, however, can a proxy be voted to elect more than five directors.

Recommendation of the Board of Directors

      The board of directors recommends a vote FOR Stephen G. Anderson, Robert B. Currey, L. L. Gellerstedt, III, and John W. Spiegel to hold office until the annual meeting of shareholders in 2007, or until their successors are qualified and elected. The board of directors also recommends a vote FOR James E. Young to hold office until the annual meeting in 2006, or until his successor is elected and qualified. Proxies returned without instructions will be voted FOR these nominees.

Nominees for Election — Term Expiring 2007

		Director
Name	Age	Since	Positions Held

Stephen G. Anderson	65	1977	Dr. Anderson retired in June 2001 from his private practice in Winston-Salem, North Carolina, where he had been a physician for more than five years.

Robert B. Currey	63	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as chairman and chief executive officer of that business for more than five years. Mr. Currey is the uncle of Russell M. Currey, a director and a division executive of our company.

L. L. Gellerstedt, III	47	1998	Mr. Gellerstedt has served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, since June 2003. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt served as chairman of Children’s Healthcare of Atlanta from August 1999 until January 2001. From May 1998 until August 1999, Mr. Gellerstedt was chairman and chief executive officer of American Business Products, Inc., a printing company. Mr. Gellerstedt is a director of SunTrust Bank, Atlanta, a commercial bank, and Alltel Corporation, a nationwide telecommunications services company.

John W. Spiegel	62	1989	Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, for more than five years, until August 2000, when he became vice chairman and chief financial officer. Mr. Spiegel is also a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company, and of Colonial Properties Trust, a real estate investment trust.

Nominee for Election — Term Expiring 2006

		Director
Name	Age	Since	Positions Held

James E. Young	54	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank since 1998. He is also a member of the board of directors of Citizens Trust Bank, which is one of the top five African-American owned commercial banks in the United States. Mr. Young was elected by our board of directors in October 2003 to fill a vacancy created when our board of directors increased the size of the board of directors from 10 to 11.

Incumbent Directors — Term Expiring 2005

		Director
Name	Age	Since	Positions Held

J. Hyatt Brown	66	1971	Mr. Brown has served as chairman and chief executive officer of Brown & Brown, Inc., an insurance services company, for more than five years. Mr. Brown is also a director of SunTrust Banks, Inc., a bank holding company, BellSouth Corporation, a telephone communications company, FPL Group, Inc., an electric utility company, International Speedway Corp., a motor sports company, and Brown & Brown, Inc.

Russell M. Currey	42	2002	Mr. Currey has served as executive vice president and general manager of our corrugated packaging division since March 2001. From December 1994 to February 2001, Mr. Currey was the senior vice president of marketing and planning. Mr. Currey joined our company in July 1983. Mr. Currey is the nephew of Robert B. Currey, a director of our company.

G. Stephen Felker	52	2001	Mr. Felker has served as chairman of the board of Avondale Incorporated, a textile manufacturer, since 1992, president and chief executive officer of Avondale since 1980, and in various other capacities at Avondale since 1974. Mr. Felker is also a director of Avondale Mills, Inc., a textile manufacturer, and American Fibers and Yarns Company, a yarn manufacturer.

Incumbent Directors — Term Expiring 2006

		Director
Name	Age	Since	Positions Held

John D. Hopkins	65	1989	Mr. Hopkins has served as counsel with Womble Carlyle Sandridge & Rice, PLLC, a full-service law firm, since October 2003. Mr. Hopkins served as executive vice president and general counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, from April 1993 until he retired in May 2003.

James W. Johnson	62	1984	Mr. Johnson has served as president and chief executive officer of McCranie Tractor Company, a John Deere and Case tractor dealership, for more than five years. Mr. Johnson is also a director of Flag Financial Corporation, a bank holding company, and he has served on the board of Taylor Regional Hospital for over 20 years.

		Director
Name	Age	Since	Positions Held

James A. Rubright	57	1999	Mr. Rubright has served as chief executive officer since October 1999 and chairman of the board since January 2000. Prior to joining our company, Mr. Rubright served as an executive officer of Sonat, Inc., an energy company, with responsibility for Sonat’s interstate natural gas pipeline group and energy services businesses. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Avondale Incorporated, a textile manufacturing company.

Corporate Governance

      Director Independence. The board of directors has determined that the following directors are independent: Dr. Stephen G. Anderson and Messrs. J. Hyatt Brown; Robert B. Currey; G. Stephen Felker; L. L. Gellerstedt, III; John D. Hopkins; James W. Johnson; John W. Spiegel and James E. Young. In determining director independence, the board of directors broadly considers all relevant facts and circumstances when making a determination of independence, including the corporate governance listing standards of the NYSE. The board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or our management that impairs the director’s ability to make independent judgments. The board of directors has determined that each of these directors has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). Each of Messrs. J. Hyatt Brown, Robert B. Currey and Mr. John W. Spiegel has certain relationships with our company that are described elsewhere in this proxy statement under the heading “Certain Transactions.” The board of directors has determined that no such relationship is material for purposes of determining the independence of such directors in accordance with the NYSE corporate governance listing standards.

      Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.rocktenn.com.

      Director Self-Evaluation. Our Corporate Governance Guidelines provide that our board of directors will conduct an annual self-evaluation of the board of directors and its committees. The Corporate Governance Guidelines provide that the nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors.

      Meetings of Non-Management Directors. Pursuant to our Corporate Governance Guidelines, our non-management directors will meet separately from the other directors in regularly scheduled executive sessions after each board meeting and at such other times as may be scheduled by our chairman of the board or by any presiding independent director appointed in accordance with our Corporate Governance Guidelines. Our non-management directors include directors who are independent, as defined in the NYSE corporate governance listing standards, and any other directors who are not officers of our company even though they may have another relationship to the company or our management that prevents them from being independent.

      Presiding Independent Director. J. Hyatt Brown is the presiding independent director, in accordance with our Corporate Governance Guidelines.

Meetings of the Board of Directors

      The board of directors met five times during fiscal 2003. Each director attended at least 75% of all meetings of the board and committees combined on which they served in fiscal 2003.

Committees of the Board of Directors

      The board of directors has an executive committee, an audit committee, a compensation and options committee, and a nominating and corporate governance committee.

      Executive Committee. Messrs. J. Hyatt Brown, John D. Hopkins, James A. Rubright and John W. Spiegel are members of the executive committee. Mr. Brown is chairman of the committee.

      The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; and (5) approve a plan of merger not requiring shareholder approval.

      The executive committee held two meetings in fiscal 2003.

      Audit Committee. Dr. Stephen G. Anderson, Mr. G. Stephen Felker and Mr. John W. Spiegel are members of the audit committee. Mr. Spiegel is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. A copy is also attached to this proxy statement as Exhibit A. The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 401(h)(1) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). The board of directors has also determined that all members of the committee are independent. See “Board of Directors — Corporate Governance — Director Independence” above.

      The board of directors established the audit committee (in accordance with Section 3(a)(58)(a) of the Exchange Act) to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the following: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. The principal duties and responsibilities of the audit committee are set forth in its charter. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

      The audit committee held seven meetings in fiscal 2003, including meetings to review each of the quarterly earnings releases.

      Compensation and Options Committee. Messrs. L. L. Gellerstedt, III, John D. Hopkins and James W. Johnson are members of the compensation and options committee. Mr. Johnson is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. The board of directors has also determined that all members of the committee are independent. See “Board of Directors — Corporate Governance — Director Independence” above.

      The purpose of the compensation and options committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The committee’s principal duties and responsibilities are to do the following: (1) except to the extent that the committee elects to seek the approval of the board of directors with respect thereto, (a) review and approve corporate goals and objectives relating to compensation of our chief executive officer (“CEO”), (b) evaluate the CEO’s performance in light of any such goals and objectives, and (c) determine and approve, either as a committee or together with the other members of the board of directors who are independent (as directed by the board of directors), the CEO’s compensation level based on any such evaluation; (2) except to the extent that the committee delegates such responsibility to the CEO or elects to seek the approval of the board of directors with respect thereto, (a) review and approve goals, objectives and recommendations relating to compensation of senior executives (other than the CEO) submitted to the committee by the CEO; and (b) approve the compensation for senior executives (other than the CEO); (3) except to the extent delegated to management, adopt, amend and administer our incentive compensation plans and non-qualified deferred compensation plans, participants in which may include the CEO, other senior executives and members of the board of directors; (4) make recommendations to the board of directors with respect to compensation of our non-employee directors; and (5) prepare the report from the committee required by applicable law to be included in our annual proxy statement.

      The compensation and options committee held two meetings in fiscal 2003.

      Nominating and Corporate Governance Committee. Dr. Stephen G. Anderson, Mr. J. Hyatt Brown and Mr. L. L. Gellerstedt, III are members of the nominating and corporate governance committee. Mr. Gellerstedt is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. The board of directors has also determined that all members of the committee are independent. See “Board of Directors — Corporate Governance — Director Independence” above.

      The purpose of the nominating and corporate governance committee is to serve as the primary resource for the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following: (1) develop and recommend corporate governance guidelines and any changes to any corporate governance guidelines; (2) review and make recommendations regarding corporate governance proposals by shareholders; (3) lead the search for potential director candidates; (4) evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors; (5) assist in the process of attracting qualified director nominees; (6) evaluate and recommend changes to the size, composition and structure of the board of directors and its committees; (7) evaluate and recommend changes to the membership criteria for the board of directors and its committees; (8) develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the Corporate Governance Guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate; (9) consult with the compensation and options committee regarding non-employee director compensation, as requested, in accordance with the Corporate Governance Guidelines; and (10) recommend such orientation and education procedures for directors as the committee considers appropriate.

      The nominating and corporate governance committee will consider nominees recommended by shareholders. The procedures that shareholders must follow to nominate persons for election to the board of directors are set forth under the heading “Additional Information — Shareholder Nominations for Election of Directors” elsewhere in this proxy statement.

      The nominating and corporate governance committee met one time during fiscal 2003.

Compensation of Directors

      In July 2003, the board of directors approved an increase in the compensation of the non-employee directors. Effective for fiscal 2004, directors who are not employees of our company receive $22,500 each year plus $2,000 for each board and committee meeting attended. Each director who chairs a committee receives $5,000 each year if he or she is not an employee of our company. In addition, directors receive each year a stock option grant of 4,000 shares of our Common Stock and a grant of 500 shares of our Common Stock that is nonforfeitable on the grant date, and are reimbursed for their out-of-pocket expenses in attending meetings.

      For fiscal 2003, directors who were not employees of our company received $14,000 each year plus $1,500 for each board and committee meeting attended. Each director who chaired a committee received $5,000 each year if he or she was not an employee of our company. In addition, directors received each year a stock option grant of 2,000 shares of our Common Stock and were reimbursed for their out-of-pocket expenses in attending meetings.

      On January 24, 2003, each of our non-employee directors received the annual stock option grant pursuant to our 2000 Incentive Stock Plan to purchase 2,000 shares of our Common Stock at the Fair Market Value (as defined in this plan) of such shares on January 24, 2003. The options will vest in one-third increments on January 24, 2004, 2005 and 2006, respectively, and will expire on January 23, 2013.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

      The table below shows, as of December 4, 2003, how many shares of our Common Stock were beneficially owned by our directors, named executive officers, owners of 5% or more of our Common Stock and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission (the “SEC”), a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities which that person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of
	Class A Common Stock

	Number of		Percent
Name	Shares(1)		of Class(2)

James A. Rubright	651,295	(3)	1.86
David E. Dreibelbis	479,336	(4)	1.37
Nicholas G. George	185,114	(5)	*
Steven C. Voorhees	182,586	(6)	*
James L. Einstein	116,294	(7)	*
Stephen G. Anderson	686,592	(8)	1.96
J. Hyatt Brown(9)	2,326,170	(10)	6.64
Robert B. Currey	146,983	(11)	*
Russell M. Currey	947,305	(12)	2.70
Elizabeth Brown Dixon(13)	2,309,107	(14)	6.59
G. Stephen Felker	14,000	(15)	*
L. L. Gellerstedt, III	6,000	(16)	*
John D. Hopkins	117,464	(17)	*
Lou Brown Jewell(18)	2,099,223	(19)	5.99
James W. Johnson	156,530	(20)	*
Nancy Brown Markham(21)	2,190,085	(22)	6.25
John W. Spiegel	52,402	(23)	*
James E. Young	—		*
All directors and executive officers as a group (16 persons)	6,140,116	(24)	17.52

*	Less than 1%.

(1)	These shares include restricted stock awards that were granted to our executive officers on May 16, 2001, May 10, 2002, and May 15, 2003, some of which had not vested as of December 4, 2003. Such persons have the power to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such restricted stock grants.

(2)	Based on an aggregate of 35,040,870 shares of Common Stock issued and outstanding as of December 4, 2003 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable prior to February 2, 2004.

  (3) Includes:

•	491,667 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright, and
•	84,166 shares of restricted stock granted to Mr. Rubright.

  (4) Includes:

•	218,367 shares issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis, and
•	28,000 shares of restricted stock granted to Mr. Dreibelbis.

  (5) Includes:

•	130,200 shares issuable upon exercise of stock options beneficially owned by Mr. George,
•	13,310 shares held jointly with Mr. George’s spouse, and
•	28,000 shares of restricted stock granted to Mr. George.

  (6) Includes:

•	86,667 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees,
•	28,000 shares of restricted stock granted to Mr. Voorhees, and
•	2,000 shares beneficially owned by Mr. Voorhees as custodian for two investment accounts for the benefit of his children.

  (7) Includes:

•	76,200 shares issuable upon exercise of stock options beneficially owned by Mr. Einstein, and
•	24,666 shares of restricted stock granted to Mr. Einstein.

  (8) Includes:

•	3,500 shares beneficially owned by Dr. Anderson as trustee of a trust for the benefit of family members,
•	4,000 shares issuable upon exercise of stock options beneficially owned by Dr. Anderson, and
•	391,096 shares held by Dr. Anderson’s spouse.

(9) Mr. Brown’s address is P.O. Drawer 2412, Daytona Beach, Florida 32115.

(10) Includes:

•	1,762,200 shares beneficially owned by Ormond Riverside, Limited Partnership, for which Mr. Brown serves as president of the sole general partner,
•	559,970 shares held indirectly by Brown & Brown, Inc., of which Mr. Brown serves as chairman and chief executive officer, and
•	4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Brown.

(11) Includes:

•	142,363 shares held in joint tenancy with Mr. Robert Currey’s spouse, and
•	4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey.

(12) Includes:

•	136,800 shares issuable upon exercise of stock options beneficially owned by Mr. Russell Currey,
•	658,758 shares deemed beneficially owned by Mr. Russell Currey as trustee of two trusts for the benefit of his mother,

•	2,468 shares held by Mr. Russell Currey’s spouse, and
•	12,333 shares of restricted stock granted to Mr. Russell Currey.

(13) Mrs. Dixon’s address is c/o Nancy Walker, 2276 Bry-Mar Drive, Atlanta, Georgia 30345.

(14) Includes:

•	221,201 shares beneficially owned by Mrs. Dixon as trustee of a trust for the benefit of Lou Brown Jewell (which shares are also shown as beneficially owned by Nancy Brown Markham),
•	1,629,311 shares owned by the Brown Family Enterprises LLP, of which Mrs. Jewell is a partner (which shares are also shown as beneficially owned by Lou Brown Jewell and Nancy Brown Markham),
•	227,500 shares beneficially owned by Mrs. Dixon as trustee of two trusts for the benefit of Nancy Brown Markham (of these shares 192,086 shares are also shown as beneficially owned by Lou Brown Jewell, and 35,414 shares are also shown as beneficially owned by Nancy Brown Markham), and
•	53,356 shares beneficially owned by Mrs. Dixon as trustee and beneficiary of a trust (which shares are also shown as beneficially owned by Nancy Brown Markham).

(15) Includes 4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Felker.

(16) Includes:

•	4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt, and
•	73 shares held by Mr. Gellerstedt’s daughter.

(17) Includes:

•	4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Hopkins, and
•	100 shares held by Mr. Hopkin’s spouse.

(18) Mrs. Jewell’s address is c/o Nancy Walker, 2276 Bry-Mar Drive, Atlanta, Georgia 30345.

(19) Includes:

•	192,086 shares deemed beneficially owned by Mrs. Jewell as trustee of a trust for the benefit of Nancy Brown Markham (which shares are also shown as beneficially owned by Elizabeth Brown Dixon),
•	128,022 shares deemed beneficially owned by Mrs. Jewell as trustee of a trust for the benefit of Elizabeth Brown Dixon (which shares are also shown as beneficially owned by Nancy Brown Markham),
•	1,629,311 shares owned by the Brown Family Enterprises LLP, of which Mrs. Jewell is a partner (which shares are also shown as beneficially owned by Elizabeth Brown Dixon and Nancy Brown Markham),
•	500 shares held by Mrs. Jewell’s spouse, and
•	2,000 shares issuable upon exercise of stock options beneficially owned by Mrs. Jewell.

(20) Includes:

•	32,418 shares held by Mr. Johnson’s spouse,
•	8,600 shares deemed beneficially owned by Mr. Johnson as trustee of a trust for the benefit of the McCranie Companies Profit Sharing Plan, and
•	4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Johnson.

(21) Mrs. Markham’s address is c/o Nancy Walker, 2276 Bry-Mar Drive, Atlanta, Georgia 30345.

(22) Includes:

•	221,201 shares beneficially owned by Mrs. Dixon as trustee of a trust for the benefit of Lou Brown Jewell (which shares are also shown as beneficially owned by Elizabeth Brown Dixon),
•	1,629,311 shares owned by the Brown Family Enterprises LLP, of which Mrs. Markham is a partner (which shares are also shown as beneficially owned by Elizabeth Brown Dixon and Lou Brown Jewell),
•	181,378 shares beneficially owned by Mrs. Markham as trustee of two trusts for the benefit of Elizabeth Brown Dixon (of these shares 128,022 are also shown as beneficially owned by Lou Brown Jewell, and 53,356 are also shown as beneficially owned by Elizabeth Brown Dixon),
•	35,414 shares beneficially owned by Mrs. Markham as trustee and beneficiary of a trust (which shares are also shown as beneficially owned by Elizabeth Brown Dixon), and
•	24,890 shares held jointly with Mrs. Markham’s spouse.

(23) Includes 4,000 shares issuable upon exercise of stock options beneficially owned by Mr. Spiegel.

(24) Includes:

•	1,231,635 shares issuable upon exercise of stock options beneficially owned by such directors and executive officers, and
•	216,165 shares of restricted stock beneficially owned by such directors and executive officers.

EXECUTIVE OFFICERS

Identification of Executive Officers

      The executive officers of our company are as follows as of December 4, 2003:

Name	Age	Position Held

James A. Rubright	57	Chairman of the Board and Chief Executive Officer
David E. Dreibelbis	51	Executive Vice President; General Manager Paperboard Group
James L. Einstein	58	Executive Vice President; General Manager Alliance Division
Nicholas G. George	53	Executive Vice President; General Manager Folding Carton Division
Steven C. Voorhees	49	Executive Vice President and Chief Financial Officer
Robert B. McIntosh	46	Senior Vice President, General Counsel and Secretary

      James A. Rubright has served as CEO since October 1999 and chairman of the board since January 2000. Prior to joining our company, Mr. Rubright served as an executive officer of Sonat, Inc., an energy company, with responsibility for Sonat’s interstate natural gas pipeline group and energy services businesses. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Avondale Incorporated, a textile manufacturing company.

      David E. Dreibelbis has served as executive vice president and general manager of our paperboard group since November 2000. From September 1992 to October 2000, Mr. Dreibelbis was the executive vice president and general manager of our mill group. Mr. Dreibelbis joined our company in April 1979.

      James L. Einstein has served as executive vice president and general manager of our Alliance division since November 2000. From January 1995 until October 2000, Mr. Einstein served as vice president and general manager of our display operations.

      Nicholas G. George has served as executive vice president and general manager of our folding carton division since June 1991. Mr. George joined our company in May 1980.

      Steven C. Voorhees has served as executive vice president and chief financial officer since September 2000. From November 1999 to August 2000, Mr. Voorhees served as managing partner of Kinetic Partners

LLC, a power plant development and energy consulting firm. From July 1980 to October 1999, Mr. Voorhees served as an executive of Sonat, Inc., an energy company. From 1995 to 1999, Mr. Voorhees served in a variety of executive positions, including executive vice president of Sonat Marketing, a natural gas marketing company, executive vice president of Sonat Power Marketing, a wholesale electric power marketing company, and as executive vice president of Sonat Power, a power plant development company.

      Robert B. McIntosh has served as senior vice president, general counsel and secretary since August 2000. From September 1995 until July 2000, Mr. McIntosh served as vice president, general counsel and assistant secretary.

      All our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

Code of Ethical Conduct for CEO and Senior Financial Officers

      Our board of directors has adopted a code of ethical conduct for our principal executive officer (our CEO), our principal financial officer (our Chief Financial Officer), and our principal accounting officer (our Controller). These officers are expected to adhere at all times to this code of ethical conduct. We have posted this code of ethical conduct on our Internet website at www.rocktenn.com.

      Failure to comply with this code of ethical conduct is a serious offense and will result in appropriate disciplinary action. Our board of directors and our audit committee each has the authority to independently approve, in their sole discretion, any such disciplinary action as well as any amendment to and any material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 10 of Form 8-K under Section 13 of the Exchange Act, the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of the executive officers noted above.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows the compensation earned during fiscal 2003, 2002, and 2001 by our CEO and our four other most highly compensated executive officers who were serving at the end of the fiscal 2003. These individuals are called the “named executive officers.”

Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal			Compensation	Awards	Options/SARs	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	(#)	(3)

James A. Rubright	2003	$700,000	$411,389	$—	$525,375	85,000	$28,898
Chairman and Chief	2002	680,000	342,995	—	545,700	75,000	10,526
Executive Officer	2001	630,000	227,623	—	281,250	100,000	10,215

David D. Dreibelbis	2003	345,786	75,855	—	140,100	40,000	12,320
Executive Vice President;	2002	334,999	56,237	—	145,520	30,000	8,669
General Manager	2001	314,000	70,493	—	168,750	40,000	8,359
Paperboard Group

Nicholas G. George	2003	310,787	99,897	—	140,100	40,000	12,947
Executive Vice President;	2002	290,001	133,182	—	145,520	30,000	9,596
General Manager	2001	265,001	81,937	—	168,750	40,000	9,352
Folding Carton Division

Steven C. Voorhees	2003	300,000	100,832	127,684	140,100	40,000	13,489
Executive Vice President	2002	290,000	109,521	—	145,520	30,000	9,134
and Chief Financial Officer	2001	265,000	78,458	—	168,750	40,000	8,233

James L. Einstein	2003	260,081	120,841	—	140,100	40,000	13,676
Executive Vice President;	2002	250,000	131,787	—	145,520	30,000	6,337
General Manager	2001	222,600	65,512	36,000	112,500	30,000	6,115
Alliance Division

(1)	Unless reported in this column, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for a named executive officer. The amount reported for Mr. Voorhees relates to payment of a club initiation fee and related monthly dues in accordance with arrangements made at the time of his initial employment. The amount reported for Mr. Einstein represents partial payment of the consideration for the noncompetition provision included in his employment agreement, dated February 21, 2000.

(2) •	Dollar amounts shown equal the number of shares of restricted stock multiplied by the closing market price of our unrestricted stock on the dates of grant (i.e. $11.25 on May 16, 2001, $18.19 on May 10, 2002, and $14.01 on May 15, 2003).

•	Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the awards of restricted Common Stock will vest in one-third increments on, and may not be transferred before the following dates: (a) for the restricted stock awards granted in 2003, May 15, 2006, 2007 and 2008, respectively, (b) for the restricted stock awards granted in 2002, May 10, 2005, 2006 and 2007, respectively, (c) for the restricted stock awards granted in 2001, May 16, 2004, 2005 and 2006, respectively.

•	These restricted stock awards granted in fiscal 2003, 2002 and 2001 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on the first March 31 after the award date for net income growth as compared to the base period (12 months ended March 31 of the fiscal year including the award date) in excess of 15% during 12 months ending on the first March 31 after the award date (including excess amounts from subsequent periods); (2) another one-third on the second March 31 after the award date for net income growth as compared to the base period in excess of 32.5% during 12 months ending on the second March 31 after the award date (including excess amounts from prior or subsequent periods); and (3) the final one-third on the third March 31 after the award date for net income growth as compared to the base period in excess of 52% during 12 months ending on the third March 31 after the award date (including excess amounts from prior periods).

•	One-third of the restricted stock awards granted in fiscal 2001 vested on March 31, 2002 pursuant to net income growth in excess of 15% during the twelve months ended March 31, 2002. A portion of the vested shares was retained to satisfy the minimum statutory withholding tax liability.

•	The early vesting provisions related to fiscal 2003 for the restricted stock awards granted in fiscal 2002 and 2001 have not yet been satisfied.

•	The number and value of the aggregate restricted stock holdings at the end of fiscal 2003 based on the closing market price of our unrestricted stock on September 30, 2003 of $14.58 were as follows: Mr. Rubright, 84,166 shares ($1,227,140), Messrs. Dreibelbis, George and Voorhees, 28,000 shares each ($408,240 each), and Mr. Einstein, 24,666 shares ($359,630).

•	Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(3)	Except as otherwise noted below, all amounts are for fiscal 2003, 2002, and 2001, respectively:

•	For Mr. Rubright: $2,775, $5,500 and $9,188 contributed to The Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees (which we refer to as the “401(k) Plan”) described below, $21,092 accrued in 2003 under The Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) described below, and $5,031, $5,026 and $4,965 for life insurance premiums.

•	For Mr. Dreibelbis: $6,000, $5,500 and $5,250 contributed to the 401(k) Plan; $3,145 accrued in 2003 under the Supplemental Plan; and $3,175, $3,169 and $3,109 paid for life insurance premiums.

•	For Mr. George: $4,934, $4,715 and $4,532 contributed to the 401(k) Plan, $3,127 accrued in 2003 under the Supplemental Plan, and $4,886, $4,881 and $4,820 for life insurance premiums.

•	For Mr. Voorhees: $5,325, $5,500 and $5,250 contributed to the 401(k) Plan, $4,525 accrued in 2003 under the Supplemental Plan, and $3,639, $3,634 and $2,983 for life insurance premiums.

•	For Mr. Einstein: $2,593, $2,219 and $2,226 contributed to the 401(k) Plan and $6,960 accrued in 2003 under the Supplemental Plan, and $4,123, $4,118 and $3,889 for life insurance premiums.

The 401(k) Plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). We contribute an amount to each participant’s account maintained under the 401(k) Plan equal to 50% of the participant’s contributions but not more than (a) 6% of the participant’s earnings or (b) the amount allowable under the limits imposed under Sections 401(a) and 415(c) of the Code, whichever is lower.

The Supplemental Plan is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. We contribute an amount to each participant’s account maintained under the Supplemental Plan equal to 50% of the participant’s contributions. Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and will rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant elects the amount of eligible base salary and eligible bonus to be deferred. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under our 401(k) Plan.

Option Grants Table

      The table below shows information relating to the options granted during fiscal 2003 to each named executive officer.

Options/SAR Grants in Last Fiscal Year(1)

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
	Individual Grants		Option Term		for Option Term

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise or
	Underlying	Granted to	Base Price
	Options/SARs	Employees in	Per Share	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	5%($)	10%($)

James A. Rubright	85,000	12.3%	$14.01	5/15/2013	$748,919	$1,897,908
David E. Dreibelbis	40,000	5.8	14.01	5/15/2013	352,433	893,133
Nicholas G. George	40,000	5.8	14.01	5/15/2013	352,433	893,133
Steven C. Voorhees	40,000	5.8	14.01	5/15/2013	352,433	893,133
James L. Einstein	40,000	5.8	14.01	5/15/2013	352,433	893,133

(1)	The options shown in the table are options to purchase Common Stock. The options will vest in one-third increments on May 15, 2004, 2005 and 2006, respectively. The option price can be paid in cash or shares of Common Stock that have been held for at least six months, and have a fair market value at least equal to the option exercise price.

(2)	The option exercise price for the options shown in the table is equal to the closing price per share of Common Stock on May 15, 2003, as reported on the NYSE.

Aggregated Options Table

      The table below shows information with respect to options exercised during fiscal 2003 and options held at the end of fiscal 2003 by each named executive officer. All options are options to purchase Common Stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values Table

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-money
			Options/SARs at		Options/SARs at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James A. Rubright	—	$—	491,667	168,333	$866,501	$159,449
David E. Dreibelbis	13,200	121,645	218,367	73,333	404,331	67,199
Nicholas G. George	61,000	360,113	130,200	73,333	—	67,199
Steven C. Voorhees	—	—	86,667	73,333	305,301	67,199
James L. Einstein	—	—	76,200	70,000	224,938	56,100

(1)	These amounts reflect the difference between:

•	the fair market value of the shares of Common Stock underlying the options held by each officer based on the last reported closing price per share of Common Stock of $14.58 on September 30, 2003 as reported on the NYSE, and

•	the aggregate exercise price of such options.

Equity Compensation Plan Information

      The table below shows information with respect to all of our equity compensation plans.

Number of Securities
	Number of Securities		Remaining Available for
	to be issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1993 Stock Option Plan	2,809,674	$14.00	178,719
2000 Incentive Stock Plan(1)	889,167	14.74	955,333
1993 Employee Stock Purchase Plan(2)	—	—	210,645
Equity compensation plans not approved by security holders	—	—	—

(1)	Under the 2000 Incentive Stock Plan, up to 500,000 shares of Common Stock are available for the issuance of restricted stock grants. As of September 30, 2003, 147,833 shares remain available for the issuance of restricted stock grants.

(2)	See “Adoption and Approval of the Purchase Plan Amendment” below, which would amend the plan to increase by 1,000,000 the number of shares of Common Stock available for grant under the plan. Amount in this row represents shares available for issuance as of September 30, 2003.

Pension Plan

      Only covered employees are eligible to participate in our pension plan. A “covered employee” is defined as one of our company’s or our participating subsidiaries’ employees who is not any of the following: (1) a leased employee; (2) eligible to participate in any other defined benefit plan maintained in whole or in part by contributions from an “Affiliate” (as defined in the pension plan); and (3) a member of a collective bargaining unit that has not reached an agreement with us to participate in the pension plan.

      A covered employee is eligible to begin to participate in our pension plan on the first entry date that follows completion of 12 months of service in one, or more than one, period of employment (as defined in the pension plan) and upon reaching age 21.

      Our pension plan was amended effective as of January 1, 1998 to add a new benefit formula. For each calendar year after 1997, the new benefit formula (which we refer to as the “new benefit formula”) equals 1.2% of a participant’s compensation (as defined in the pension plan) plus 0.5% of a participant’s compensation in excess of 50% of the social security wage base for each such calendar year (as such base is announced by the Internal Revenue Service). This new formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our pension plan also froze the benefit, if any, accrued for each participant (except the grandfathered participants, none of whom now are named executive officers) as of December 31, 1997 under the old four-part benefit formula in effect on that date (which we refer to as the “old benefit formula”). Thus all participants (except the grandfathered participants) will receive a benefit at retirement equal to the sum of their benefit accrued as of December 31, 1997 under the old benefit formula and their benefit accrued after that date under the new benefit formula.

      Under our pension plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the pension plan or any other employee benefit plan or any income from a stock option. No employee’s compensation for purposes of the pension plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the Secretary of the Treasury and this limit, as adjusted, was $200,000 for calendar years 2002 and 2003 and will be $205,000 for calendar year 2004.

      An employee’s right to benefits under our pension plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

      Our supplemental executive retirement plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our pension plan for a relatively small number of participants. The SERP benefit is paid in the same form and at the same time as a participant’s benefit is paid under our pension plan. Currently, there are 14 active employees who participate in the SERP.

      The compensation and options committee of our board of directors approved amendments to the SERP on November 25, 2002, and these amendments were effective January 1, 2003. Under the amended SERP there are three benefit levels effective January 1, 2003 (which we will refer to as “level 1,” “level 2” and “level 3”) but no benefit will be paid under level 1, level 2 or level 3 to a participant if a participant is not eligible for a vested benefit under our pension plan. The compensation and options committee determines who will participate in the SERP and the benefit level for such participation. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our pension plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns after calendar year 2002 will be based on all of the participant’s base salary and bonus paid after calendar year 2002. Six of our active employees, including our named executive officers other than our CEO, will participate in the SERP at benefit level 2.

      Benefit level 3 will provide a benefit payable at age 65 to a participant which, when added to the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service up to a maximum of 12 years of benefit service. A participant’s final average pay will be the participant’s average base salary and bonus for the highest three of the five year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our pension plan, the benefits attributable to our matching contributions under our 401(k) plans and the participant’s primary social security benefit. Currently only our CEO will participate in the SERP at benefit level 3. On November 25, 2003, the compensation and options committee approved a modification to the SERP for participants at benefit level 3 effective January 1, 2004. Pursuant to such modification, three years will be added to benefit level 3 participants’ actual service to calculate the SERP benefit. Therefore, the SERP benefit for a participant at benefit level 3 will be 53.75% of his final average pay if he completes 12 years of benefit service and works to age 65.

      In the event of a change in control in our company, a participant in the SERP at benefit level 3 will receive any vested accrued benefit if the participant is under age 60. If the benefit level 3 participant is age 60 or older at the time of the change in control, the participant will be deemed to have 15 years of service such that the participant will receive a vested accrued benefit payable at age 65 equal to 53.75% of the participant’s final average pay at the time of the change of control.

      Assuming level compensation, the estimated annual benefit payable at the normal retirement age under our pension plan and our SERP (benefit level 2) for Messrs. Dreibelbis, George, Voorhees and Einstein is $219,000, $172,000, $122,000 and $69,000, respectively.

      The table below shows the annual retirement benefits payable under our pension plan and the SERP (benefit level 3) for Mr. Rubright. For calendar year 2003, Mr. Rubright’s compensation for purposes of the SERP was $911,389. As of September 30, 2003, Mr. Rubright had approximately four years of actual service under our pension plan and our SERP.

	Years of Service
Final Average
Earnings	5	8	10	12

$800,000	$168,955	$254,231	$310,332	$366,401
$900,000	$197,622	$293,648	$356,915	$420,150
$1,000,000	$226,288	$333,064	$403,498	$473,900
$1,100,000	$254,955	$372,480	$450,081	$527,650
$1,200,000	$283,621	$411,897	$496,664	$581,399
$1,300,000	$312,288	$451,313	$543,247	$635,149

CERTAIN TRANSACTIONS

      John W. Spiegel, a director of our company, is vice chairman and chief financial officer of SunTrust Banks, Inc.

      During fiscal 2003, we maintained a syndicated credit facility pursuant to a loan agreement under which SunTrust Bank, Atlanta, a wholly owned subsidiary of SunTrust Banks, Inc., serves as agent. Under the credit agreement, which we amended in fiscal 2003, we have aggregate borrowing availability of $125.0 million through June 2005. As of September 30, 2003, we had $3.5 million of borrowings outstanding under the credit agreement. In addition, during fiscal 2003 we paid approximately $127,000 and $390,000 in interest and facility fees, respectively, under the credit facility, of which approximately $29,000 and $89,000, respectively, represent SunTrust’s syndication interest in such fees. In connection with the amendment of this facility during fiscal 2003, we paid SunTrust Capital Markets, Inc., a subsidiary of SunTrust Banks, Inc., approximately $195,000.

      Additionally, until May 2003, we maintained a $24.8 million synthetic lease facility with an entity affiliated with SunTrust Bank, Atlanta. On May 30, 2003, we exercised our option to purchase the land, buildings and improvements under this facility for approximately $24.5 million, which represented the lessor’s original costs for such assets, plus related costs and expenses. During fiscal 2003, we paid approximately $438,000 and $53,000 in interest and facility fees, respectively, under this facility.

      SunTrust Capital Markets, Inc. is also a provider of derivative transactions. At fiscal year end, we had notional amounts outstanding on interest rate swaps of $50 million and foreign exchange forward contracts of approximately $2.8 million.

      SunTrust Bank, Atlanta is our main cash management bank. We paid approximately $363,000 in fees for cash management services during fiscal 2003.

      In addition, we are a party with SunTrust Banks, Inc. to a master letter of credit agreement relating to industrial revenue bonds issued in connection with certain of our manufacturing facilities and other letter of credit agreements relating to other aspects of our business requiring the establishment of a letter of credit. Pursuant to the master letter of credit agreement, we paid SunTrust Bank, Atlanta approximately $439,000 during fiscal 2003.

      In March 2003, we sold $100.0 million in aggregate principal amount of 5.625% notes due March 2013. In connection with this note issuance, we incurred issuance costs of approximately $0.8 million. We paid approximately $65,000 of this amount to SunTrust Capital Markets, Inc. as a co-managing underwriter of the offering, which amount represents its 10% share of the 0.65% underwriting discount.

      Also, SunTrust Banks, Inc., through one of its subsidiaries, Trusco Capital Management, Inc., manages the assets in our defined benefit plan, which totaled approximately $60 million as of September 30, 2003. During fiscal 2003, our defined benefit plan paid approximately $280,000 in fees for such services.

      SunTrust Banks, Inc., through one of its indirect subsidiaries, Alexander Key Investments, also provides consulting services regarding investments in securities or other assets held by our defined benefit and defined contribution plans. During fiscal 2003, we paid approximately $54,000 in fees for such services performed for our defined contribution plan and our defined benefit plan paid approximately $31,000 in fees for such services.

      SunTrust Banks, Inc. and its subsidiaries have performed other banking services for us over the past fiscal year. Our aggregate payments to SunTrust Banks, Inc. and its subsidiaries for these services, together with all of the other services described above in this section, did not exceed 1% of our gross revenues during fiscal 2003 or 1% of SunTrust Banks’ gross revenues during its fiscal year ended December 31, 2002.

      J. Hyatt Brown, a director of our company, is chairman, chief executive officer and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2003, we paid Brown & Brown, Inc. approximately $453,000 for property and casualty insurance services provided by Brown & Brown, Inc. and by other third parties. Third parties paid Brown & Brown, Inc. approximately $188,000 for commissions on premiums for insurance purchased by us. For the fiscal year ending September 30, 2003, total payments to Brown & Brown, Inc., inclusive of fees for services and commissions paid, were approximately $641,000.

      Robert B. Currey, a director of our company, is chief executive officer of Currey & Company, Inc., which purchased approximately $333,000 of corrugated boxes from us in fiscal 2003.

REPORT OF THE AUDIT COMMITTEE

      The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. The audit committee’s charter was amended during the first quarter of fiscal 2004 and a copy of the charter is attached to this proxy statement as Exhibit A. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements to be included in the annual report on Form 10-K for the year ended September 30, 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards 61 (Communication with Audit Committees)) and applicable law.

      In addition, the independent auditors provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed this information with the independent auditors.

      The audit committee discussed with our company’s internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held seven meetings during fiscal 2003.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended September 30, 2003 for filing with the SEC. The audit committee has not yet selected our company’s independent auditors for fiscal 2004. We are currently reviewing terms of engagement proposed by Ernest & Young LLP for fiscal 2004 and intend to review the possibility of engaging other auditors.

John Spiegel, chairman, audit committee
G. Stephen Felker, audit committee member
Stephen G. Anderson, audit committee member

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT AUDITORS

Fees

      Audit Fees. Our company has been billed a total of approximately $435,000 by Ernst & Young LLP, our independent auditors, for professional services rendered for the audit of our annual financial statements for the fiscal year ended September 30, 2003 and the reviews of interim financial statements included in our quarterly reports on Form 10-Q for that fiscal year.

      Financial Information Systems Design and Implementation Fees. Our company has not been billed any amount for professional services rendered by Ernst & Young LLP in connection with financial information systems design and implementation services during the fiscal year ended September 30, 2003.

      All Other Fees. Our company has been billed a total of approximately $335,234 for all other services rendered by Ernst & Young LLP during the fiscal year ended September 30, 2003 that are not set forth above. The services rendered and the amounts billed were as follows: acquisition due diligence ($105,551), employee benefit plan audits ($84,500), various accounting consultations related to new accounting standards and the Sarbanes-Oxley Act of 2002 ($56,357), issuance of a comfort letter in connection with our $100 million notes issuance ($44,750), tax consultations ($20,876) and other services ($23,200).

Auditor Independence

      The audit committee considered the effects that the provision of the services described above under the subheadings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” may have on the auditor’s independence and has determined that such independence has been maintained.

REPORT ON EXECUTIVE COMPENSATION

      During fiscal 2003 the compensation and options committee consisted of Messrs. L. L. Gellerstedt III, John D. Hopkins and James W. Johnson. The compensation and options committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives (12 executives in fiscal 2003); and (2) administering our equity incentive plans, employee stock purchase plan, SERP and annual executive bonus program.

      Mr. Rubright, our CEO, was responsible for establishing the salaries for all of the other officers.

      The compensation and options committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) may in certain circumstances deny a federal income tax deduction for compensation to an executive officer in excess of $1 million per year. One executive officer may be paid compensation during fiscal 2004 that exceeds $1 million depending on the achievement of certain payment levels under the annual incentive plan and the aggregate value of any restricted stock that vests.

      Compensation Policy. Our executive compensation policy is based on the belief that the compensation of all of our employees, including our executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance, and who demonstrate the ability to do so. Therefore, in setting our compensation levels we annually review the performance of our businesses and the executives responsible for that performance, recommendations of our CEO of compensation levels of our senior executives designed to implement our compensation policy, and data and recommendations of our independent compensation consultant. This data includes market competitive compensation data for companies that we compete with for executive talent, and data regarding market competitive compensation data for manufacturing executives generally and all executives of comparably sized public companies.

      Base Salary. We believe that market competitive base salaries should be an important part of each executive’s total compensation. For fiscal 2003, each executive officer’s base salary, including each named executive officer’s base salary and the CEO’s base salary, was determined based upon a number of factors including the executive officer’s responsibilities, contribution to the achievement of our goals and objectives, demonstrated leadership skills and overall effectiveness, and length of service.

      We believe that each executive’s compensation (including our CEO’s) should include a portion that is at risk to achievement of pre-defined performance objectives. We believe that a portion should consist of equity incentives that are granted in anticipation of the future contribution of the executive to the company’s success and that further align the interest of executives with those of shareholders and place a portion of the executive’s compensation at risk to the performance of our Common Stock.

      We believe that as the level of total compensation of an executive increases and the breadth of the executive’s responsibility and ability to impact the company’s success increases, the portion of the employee’s compensation that is at risk to performance, through annual incentive awards and equity incentives, should increase. We believe that for our most highly compensated employees (including our CEO), the majority of their compensation at targeted levels should be at risk to performance.

      Cash Bonuses. Each of our executive officers, including our CEO, is eligible to receive an annual cash bonus. Under our bonus plan, in fiscal 2003, our named executive officers were eligible to earn a cash bonus ranging from a maximum of 65% to 110% of their respective base salaries to the extent we achieved certain specified return over capital cost objectives, our safety and customer satisfaction goals, and certain specific objectives established by the compensation committee. During fiscal 2003, under this plan, our named executive officers, excluding our CEO, earned bonuses ranging from 21.9% to 46.5% of their respective base salaries. During fiscal 2003, under this plan, our CEO earned a bonus that was 58.8% of his base salary.

      Stock Options and Restricted Stock. We annually review the grant of equity incentives to our executive officers (including our CEO). In 2003, we granted awards consisting of stock options and restricted stock grants to our named executive officers to implement the compensation policy described above. We believe stock options are an appropriate incentive and reward because the executive only benefits from the award to the extent that the value of Common Stock increases. We believe restricted stock grants are appropriate incentives because they most closely align the interests of the employee with the interests of the shareholders since the value of the restricted stock award will increase or decrease proportionately with the value of our Common Stock. Restricted stock awards also create an incentive to the executive to remain in the company’s employ during the restricted period.

      On May 15, 2003, each of our named executive officers, excluding our CEO, received stock option grants in respect of fiscal 2003 to purchase 40,000 shares. On May 15, 2003, our CEO received stock option grants in respect of fiscal 2003 to purchase 85,000 shares. On May 15, 2003, we made restricted stock option grants of 10,000 shares to each of our named executive officers, excluding our CEO, and a restricted stock grant of 37,500 shares to our CEO. All shares of restricted stock are fully votable by the grantee as of that date. Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the shares will vest in one-third increments on, and may not be transferred before May 15, 2006, 2007 and 2008 respectively. We compared the implied value of the equity grants to our executive officers using the Black-Scholes valuation model to the compensation data referred to above and determined that the equity grants were competitive with market levels based on the expected levels of contribution of the grantees to the company’s results over the term of the equity incentives.

James W. Johnson, chairman, compensation and options committee L. L. Gellerstedt, III, compensation and options committee member John D. Hopkins, compensation and options committee member

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

      The graph below reflects cumulative shareholder return (assuming the reinvestment of dividends) on our Common Stock compared to the return on the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index. The graph reflects the investment of $100 on September 30, 1998 in our Common Stock, the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index and the reinvestment of dividends.

	1998	1999	2000	2001	2002	2003

ROCK-TENN COMPANY	100.00	133.35	94.22	107.54	153.83	148.88
S & P 500	100.00	127.81	144.78	106.24	84.48	105.09
S & P PAPER PRODUCTS	100.00	121.68	91.61	116.56	96.54	127.82
S & P PAPER PACKAGING	100.00	148.50	112.94	117.53	94.43	140.18

      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

ADOPTION AND APPROVAL OF THE PURCHASE PLAN AMENDMENT

(ITEM 2)

      The board of directors has approved and recommends to the shareholders that they approve the Purchase Plan Amendment, which would amend the 1993 Employee Stock Purchase Plan (which we refer to as the “ESPP”) to increase by 1,000,000 the number of shares of Common Stock available for grant under the plan. If the Purchase Plan Amendment is approved, 1,143,424 shares of Common Stock would remain available for issuance under the ESPP on January 1, 2004.

      The board of directors has determined that the adoption of the Purchase Plan Amendment is in the best interests of our company and our shareholders. The Purchase Plan Amendment would provide additional shares for sale to employees of our company. The board of directors believes that the sale of our Common Stock at a discount is an effective method to attract and retain employees and that the availability of shares for future issuance under the ESPP is important to our business prospects and operations.

Plan Description

      The following description of the ESPP is a summary and is qualified in its entirety by reference to the text of the ESPP.

      The ESPP permits employees to purchase Common Stock at a discount to its market price through payroll deductions over successive three-month purchase periods. To participate in the ESPP, an employee generally must have been employed for at least two years and, generally, must be a regular, full-time employee (as defined in the ESPP) of our company or one of the eligible subsidiaries (which are determined in accordance with the ESPP and exclude the employees of certain specified subsidiaries). As of December 4, 2003, there were approximately 6,723 employees who would be eligible to participate in the ESPP.

      Prior to each three-month purchase period, participating employees may authorize us to withhold up to $5,312.50 of their compensation (or such lesser amount determined by the compensation and options committee) during the succeeding purchase period for purposes of purchasing shares of Common Stock under the ESPP. At the end of each three-month purchase period, such withheld compensation, if not previously withdrawn by the participating employee, will be used to purchase from us the number of newly issued shares of Common Stock resulting from dividing the amount of compensation withheld by payroll deductions by the purchase price for such period, subject to a maximum number of shares determined by dividing $5,312.50 by 85% of the average of the high and low sales price of Common Stock on the first day of the purchase period. The purchase price of such shares will equal the lesser of 85% of the average of the high and low sales price of Common Stock on the first or last day of the 3-month purchase period. An employee may terminate his or her participation at any time before the last day of each purchase period and receive the full balance of his or her withheld compensation in cash without interest. An employee also may elect on or before the last day of a purchase period to use a specific dollar amount less than the total amount of withheld payroll deductions made by the employee for the period to purchase shares on the last day of the purchase period and receive a refund in cash of the balance of his or her withheld compensation remaining after such partial purchase.

      The ESPP is administered by the compensation and options committee of the board of directors and qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. While the Code requires us to offer the opportunity to participate in the ESPP to all employees of any of our subsidiaries who meet the requirements to participate if we offer that opportunity to any such employee of the subsidiary, we have been advised that, under applicable labor laws, we cannot offer the opportunity to participate to employees of a subsidiary who are represented by a union unless the union agrees that we can make the offer to such employee. As a result of this interaction between the tax laws and the labor laws, we will be unable to offer the opportunity to participate in the ESPP to any employee of a subsidiary until each union that represents employees of that subsidiary either agrees that we can make the offer to the employees represented by the union or rejects the opportunity for such employees to participate in the ESPP.

      The ESPP may be amended from time to time by our board of directors, subject to the approval of our shareholders to the extent required by Section 423 of the Code, the laws of the State of Georgia, or Rule 16b-3 under the Exchange Act. No provision of the ESPP may be amended more than once every six months if such amendment would result in the loss of an exemption under Section 16(b) of the Exchange Act. The board of directors may terminate the ESPP, or any offering made under the ESPP, at any time. However, once a 3-month purchase period has begun, the board of directors does not have the right to modify, cancel or amend any outstanding right to purchase for such purchase period unless (1) each participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the date of purchase for the 3-month purchase period, or (3) the board of directors deems such action is required under applicable law.

Estimate of Benefits

      The number of shares that will be purchased under the ESPP by our CEO and other executive officers at future dates is not currently determinable.

      The following table sets forth the shares purchased under the ESPP by the named executive officers and by the executive officers and other employees eligible to participate in the ESPP as a group during fiscal 2003.

	Dollar Value of	Number of Shares
	Benefits in	Purchased in
Name and Position	Fiscal 2003(1)	Fiscal 2003

James A. Rubright	$—	—
Chairman and Chief
Executive Officer

David D. Dreibelbis	—	—
Executive Vice President;
General Manager
Paperboard Group

Nicholas G. George	1,407	436
Executive Vice President;
General Manager
Folding Carton Division

Steven C. Voorhees	2,855	919
Executive Vice President
and Chief Financial Officer

James L. Einstein	6,211	1,922
Executive Vice President;
General Manager
Alliance Division

All current executive officers as a group (6 persons)	10,473	3,277

All current directors who are not executive officers as a group (10 persons)	—	—

All employees, including all current officers who are not executive officers, as a group (6,723 persons)	$1,016,919	310,975

(1)	Represents the difference between the purchase price per share of Common Stock under the ESPP and the market price per share of Common Stock on the date of purchase multiplied by the number of shares purchased on such date.

Federal Income Tax Consequences

      The following discussion outlines generally the federal income tax consequences of participation under the ESPP. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the ESPP.

      The amounts withheld from a participant’s pay under the ESPP will be taxable income to such participant and must be included in gross income for federal income tax purposes in the year in which such amounts otherwise would have been received.

      A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the 3-month purchase period) or by virtue of the exercise of the option (which will take place on the last day of such purchase period). The federal income tax consequences of a sale or disposition of shares acquired under the ESPP depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the ESPP (other than any transfer resulting from his death) within two years after the date on which the option to purchase such shares is granted to such participant, such participant will recognize ordinary income in the year of such sale or disposition in an amount equal to the excess of (1) the fair market value of the shares on the date such shares were acquired by him or her over (2) his or her purchase price. The tax law requires a participant to recognize this amount of ordinary income even if the fair market value of the shares has decreased since the date the shares were purchased, and the ordinary income recognized is added to his or her basis in such shares. Any gain realized on the sale or disposition in excess of the basis (after increasing the basis in such shares by the amount of the ordinary income recognized) will be taxed as capital and any loss realized (after increasing the basis in such shares by the ordinary income recognized) will be a capital loss.

      If a participant sells or otherwise disposes of shares acquired under the ESPP after holding such shares for two years after the date on which the option to purchase such shares is granted to such participant, or the participant dies, he or she must recognize as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date the option was granted over the option price on the date of the option grant, or (2) the excess of the fair market value of the shares on the date he or she sells or otherwise disposes of the shares or on the date of his or her death over the purchase price. Except in the case of a transfer as a result of death, this amount of ordinary income recognized by the participant is added to his or her basis in such shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Any gain realized on the sale or disposition in excess of the participant’s basis (after increasing the basis in such shares by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

      We do not receive any income tax deduction as a result of issuing shares pursuant to the ESPP, except upon sale or disposition of shares by a participant within two years after the date on which the option to purchase such shares is granted to such participant. In such an event, we ordinarily will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

Recommendation of the Board of Directors

      The board of directors recommends a vote FOR the adoption and approval of the Purchase Plan Amendment. Proxies returned without instructions will be voted FOR the adoption and approval of the Purchase Plan Amendment.

OTHER MATTERS

      The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of such reports furnished to us and certain representations of such persons, all such persons complied with the applicable reporting requirements except that the statements of changes in beneficial ownership on Form 4 required to be filed by the following individuals were filed late: (1) Russell M. Currey, a director and a division executive of our company, to report the contemporaneous grants by the company, as part of our annual grants to executives, of 4,000 shares of restricted Common Stock and a non-qualified stock option to purchase 15,000 shares Common Stock (one report), and (2) John W. Spiegel, a director of our company, to report the quarterly acquisition of 83 shares of Common Stock pursuant to a dividend reinvestment plan implemented by his broker (12 reports).

Annual Report on Form 10-K

      We will provide without charge, at the written request of any shareholder of record as of December 4, 2003, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Chief Financial Officer.

Shareholder Nominations for Election of Directors

      Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if both of the following occur:

•	The shareholder is otherwise entitled to vote generally in the election of directors.

•	The shareholder sends timely notice of the nomination in writing to our Secretary.

      All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attn: Corporate Secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days and no more than 120 days prior to the meeting. Next year’s annual meeting of shareholders is currently scheduled for January 28, 2005, so shareholders must submit nominations no earlier than the close of business on September 30, 2004, and no later than the close of business on October 29, 2004.

      If we give less than 100 days’ notice or make prior public disclosure of the date of the annual meeting to shareholders, we must receive notice from the shareholder no later than the close of business on the 10th day following the day on which we mailed such notice or made such public disclosure of the date of the meeting, whichever occurs first.

      The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•	All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name and address of the proposed nominee.

•	A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

      The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, both of the following:

•	A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our corporation’s books.

•	The total number of shares of Common Stock beneficially owned by the shareholder and how long the shareholder has owned such shares.

      We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Shareholder Proposals

      Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal for consideration at next year’s annual meeting of shareholders must deliver the proposal to our Secretary so that it is received no earlier than the close of business September 30, 2004, and no later than the close of business on October 29, 2004. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares of Common Stock beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

      Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 31, 2004.

      Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting of shareholders, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal no earlier than the close of business on September 30, 2004, and no later than the close of business on October 29, 2004, and advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal before the close of business on October 29, 2004.

      Any shareholder proposals intended to be presented at our 2005 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act must be received no later than August 31, 2004 in order to be considered for inclusion in the proxy materials to be distributed by the Board of Directors in connection with the meeting. Any shareholder proposals intended to be presented at our 2005 annual meeting of shareholders but not to be included in the board’s proxy materials under Rule 14a-8 must be received no earlier than the close of business on September 30, 2004, and no later than the close of business on October 29, 2004 in order to be considered at the 2005 annual meeting. However, if we give less than 60 days’ notice of our 2005 annual meeting of shareholders, then shareholder proposals intended to be presented at the meeting but not to be included in the board’s proxy materials under Rule 14a-8 must be received no later than 10 days after notice of the 2005 annual meeting is mailed or a press release announcing the meeting date is made.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

      Our annual report to shareholders for fiscal 2003, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

EXHIBIT A

ROCK-TENN COMPANY

CHARTER OF THE AUDIT COMMITTEE
(Adopted effective October 31, 2003)

1.     Organization and Membership. The Board of Directors (the “Board”) of Rock-Tenn Company (“Rock-Tenn”) shall appoint from its members an Audit Committee (the “Committee”). The Committee shall consist of three or more directors each of whom shall be a Qualified Audit Committee Member (as defined in the corporate governance guidelines adopted by the Board (the “Guidelines”)) and one of whom shall be the NYSE Qualified Audit Committee Member (as defined in the Guidelines). The Committee shall meet the size, independence, experience and other requirements of applicable statutes, rules and regulations (“Applicable Law”), including those issued by the Securities and Exchange Commission and the New York Stock Exchange.

2.     Purpose. The Committee shall assist the Board in fulfilling its responsibilities with respect to the oversight of:

•	The integrity of Rock-Tenn’s financial statements.

•	Rock-Tenn’s system of internal control over financial reporting.

•	The performance of Rock-Tenn’s internal audit function.

•	The independence, qualifications and performance of Rock-Tenn’s independent auditor.

•	Rock-Tenn’s system of compliance with legal and regulatory requirements.

3.     Duties and Responsibilities. The following shall be the principal duties and responsibilities of the Committee:

     (a) Integrity of Financial Statements

•	Provide oversight of Rock-Tenn’s financial reporting process, which shall include the following:

+	Review management’s processes for ensuring the integrity of Rock-Tenn’s financial statements.

+	Discuss Rock-Tenn’s annual audited financial statements and quarterly financial statements, including disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

+	Discuss Rock-Tenn’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may perform this responsibility generally by discussing the types of information to be disclosed and the type of presentation to be made. The Committee need not discuss in advance each earnings release or each instance in which Rock-Tenn may provide earnings guidance.

+	Review with the independent auditor any audit problems or difficulties the auditor may have encountered during the course of performing the audit and management’s response.

+	Periodically meet separately with management, the Manager of Internal Audit, and the independent auditor.

     (b) System of Internal Control Over Financial Reporting

•	Review periodically management’s assessment of the effectiveness of Rock-Tenn’s internal control over financial reporting and any related attestation report prepared by the independent auditor.

•	Review any major issues as to the adequacy of internal control over financial reporting, as well as any special audit steps adopted in connection with any significant deficiencies or material weaknesses related thereto.

     (c) Performance of Internal Audit Function

•	Review the internal audit department’s responsibilities, activities, budget and staffing.

•	Review the effectiveness of the internal audit function, including compliance with professional standards.

     (d) Independence, Qualifications and Performance of Independent Auditor

•	Directly appoint, compensate, retain, and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Rock-Tenn. Resolve disagreements between management and any such registered public accounting firm regarding financial reporting. Each such registered public accounting firm shall report directly to the Committee.

•	At least annually, obtain and review a report by the independent auditor describing each of the following:

+	The firm’s internal quality-control procedures.

+	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

+	All relationships between the independent auditor and Rock-Tenn.

•	Evaluate the independent auditor’s independence, qualifications and performance.

•	Review and pre-approve, in accordance with Applicable Law, any engagement of the independent auditor to provide audit, review, or attest services or non-audit services and the fees for any such services.

•	Consider reports from the independent auditor on:

+	Rock-Tenn’s critical accounting policies and practices.

+	All alternative treatments of financial information permitted within Generally Accepted Accounting Principles (“GAAP”) related to material items that have been discussed with management, including the ramifications of the use and disclosure of such treatments as well as the treatment preferred by the independent auditor.

+	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted audit differences.

+	Any other matters related to the conduct of the audit that are required to be communicated to the Committee under GAAP or under Applicable Law.

•	Set policies regarding the hiring by Rock-Tenn of any employee and former employee of the independent auditor.

     (e) System of Compliance and Business Conduct

•	Discuss Rock-Tenn’s policies with respect to risk assessment and risk management.

•	Discuss Rock-Tenn’s policies with respect to legal and regulatory compliance.

•	Establish procedures for (1) the receipt, retention, and treatment of complaints received by Rock-Tenn regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by Rock-Tenn employees of concerns regarding questionable accounting or auditing matters.

•	As required by the Guidelines:

+	Evaluate recommendations by management to adopt or amend codes of business conduct and ethics and to recommend to the Board such codes that the Audit Committee considers necessary to comply with Applicable Law or otherwise appropriate.

+	Evaluate periodically all codes of business conduct and ethics adopted by the Board and recommend any changes that the Audit Committee considers necessary to comply with Applicable Law or otherwise appropriate.

+	With respect to any code of business conduct and ethics adopted by the Board, review and either approve or recommend to the Board for approval: (1) any material departure from a provision thereof by any director, any executive officer, or, solely with respect to Rock-Tenn’s Code of Ethical Conduct for CEO and Senior Financial Officers, any senior financial officer that is subject to such code, and (2) any proposed disciplinary action for any such material departure that is not approved by the Board or the Committee.

     (f) Reporting

•	Prepare the report from the Committee required by Applicable Law to be included in Rock-Tenn’s annual proxy statement.

     (g) Charter Review

•	Review and assess, at least annually, the adequacy of this Charter.

4.     Delegation. The Committee may from time to time delegate any of its duties and responsibilities to subcommittees of one or more members as the Committee may deem to be appropriate, in its sole discretion.

5.     Resources. The Committee shall have the power to conduct or authorize examinations into any matters within the Committee’s responsibilities with full access to all books, records, facilities, and personnel of Rock-Tenn as well as Rock-Tenn’s internal accountants, lawyers and other staff and outside accountants, lawyers and other advisers. The Committee shall also have the authority to engage and compensate such independent counsel and other advisers, as the Committee deems necessary to carry out its duties and responsibilities. No Board approval shall be required for any Committee expenditure. Further, Rock-Tenn shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of any of the following:

•	Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Rock-Tenn.

•	Compensation to any advisers employed by the Committee in accordance with this Charter.

•	The ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties.

6.     Annual Performance Evaluation. An annual evaluation shall be conducted in accordance with the Guidelines to determine whether the Committee is functioning effectively.

7.     Committee Governance. The Committee shall meet as scheduled by the Committee Chair or Chairman of the Board, but not less frequently than quarterly after the end of each fiscal quarter. The Committee shall also meet regularly in executive session without management present. The Committee shall keep written minutes of its proceedings, which shall be filed with Board meeting minutes. All other matters regarding Committee governance shall be administered in the same manner as provided with respect to governance of the Board or its committees in Rock-Tenn’s charter documents and Applicable Law or as otherwise provided by the Board.

      The Committee shall regularly report its actions to the Board together with such recommendations as the Committee may deem appropriate.

      Approved and adopted by the Board of Directors of Rock-Tenn Company on October 31, 2003.

ROCK-TENN COMPANY
PROXY FOR CLASS A COMMON STOCK
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 23, 2004

The undersigned hereby appoints James A. Rubright and Steven C. Voorhees and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 23, 2004, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER.

Unless you are voting electronically or by telephone, please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by authorized person.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

- FOLD AND DETACH HERE -

Please mark your votes as indicated in this example. ☒

The Board of Director recommends a vote FOR Items 1 and 2.

1. To elect five (5) directors: Nominees (01) Stephen G. Anderson (04) John W. Spiegel (02) Robert B. Currey (05) James E. Young (03) L. L. Gellerstedt, III	FOR ☐	WITHHELD FOR ALL ☐	UNLESS YOU ARE VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON JANUARY 23, 2004. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY OR VOTED ELECTRONICALLY OR BY TELEPHONE.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

2.	To adopt and approve the Purchase Plan Amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date:

Shareholder sign here	Co-owner sign here

Please be sure to sign and date the Proxy

Detach here from proxy voting card.

Vote by Internet or Telephone
QUICK  *   EASY  *   IMMEDIATE
AVAILABLE 24 HOURS A DAY   *   7 DAYS/WEEK
UNTIL 11:59 P.M., E.T., JANUARY 22, 2004

Rock-Tenn Company encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY INTERNET:		TO VOTE BY TELEPHONE:		TO VOTE BY MAIL:
POINT YOUR BROWSER TO THE WEB ADDRESS: http://www.votefast.com Have this voting form in hand, go to the website, and simply follow the instructions	OR	CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-542-1160 ANYTIME (THERE IS NO CHARGE TO YOU FOR THIS CALL). Have this voting form in hand, call the phone number, and simply follow the instructions	OR	Simply mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD.

YOUR CONTROL NUMBER IS:

FORM OF AMENDMENT

AMENDMENT NUMBER TWO TO
ROCK-TENN COMPANY
1993 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998)

     Pursuant to the power reserved in ss. 17 of the Rock-Tenn Company 1993 Employee Stock Purchase Plan (as amended and restated effective January 1, 1998), Rock-Tenn Company hereby amends ss. 5 of the Plan to read as follows:

                  “Stock Available for Options.

One million shares of Stock shall (subject to shareholder approval) be added effective January 1, 2004 to the number of shares of Stock then available under this Plan. All such shares of Stock shall be available for purchase from Rock-Tenn upon the exercise of options granted under ss. 9 of this Plan, and any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available for purchase under this Plan.”

     This Amendment Number Two shall be effective January 1, 2004, but no shares covered by this Amendment Number Two shall be issued absent the approval of this Amendment Number Two by Rock-Tenn Company’s shareholders at the 2004 Annual Meeting of such shareholders.

ROCK-TENN COMPANY

By:

Date:

1